EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and among Central Maine Power Company ("CMP"), Iberdrola USA, Inc., a New York corporation (the "Company"), and Sara Burns (the "Executive") as of January 1, 2012.

1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the Section 15 hereof

2.Employment. CMP hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and CMP, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

3.Term of Agreement. The Term will commence on the date hereof and continue until the Date of Termination (as defined below).

4.Position and Duties. The Executive shall serve as President of CMP and such other executive positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. Throughout the Term, the Executive shall be a member of the Company's senior management team. The Executive shall report to the Chief Executive Officer of the Company or such other executive as to whom the presidents of operating subsidiaries of the Company shall be directed to report. The Executive shall devote substantially all her working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The Executive recognizes that her duties will require, at the Company's expense, travel to domestic and international locations.

5.Compensation and Related Matters.

5.1.Base Salary. CMP shall pay the Executive a base salary ("Base

Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per annum effective as of January 1, 2012. The Base Salary shall be paid in accordance with the Company's standard payroll practices, except that the Executive shall be entitled to receive a lump sum payment in respect of a retroactive salary increase covering the period from January 1, 2012 through the execution of this Agreement, such amount to be paid as soon as reasonably practicable following execution of this Agreement. The Executive shall be eligible to receive increases in the Base Salary from time to time as determined by the Company in its sole discretion, and shall be reviewed for a merit increase in connection in the Company's review of compensation of its executives during the first quarter of 2013. The Base Salary shall not be decreased during the Term.

5.2.Annual Bonus. During the Term, Executive shall be eligible to participate in the Company's Annual Executive Incentive Plan (the "AEIP"). Executive's AEIP opportunity at target under the AEIP shall be equal to 45% of her Base Salary at the beginning for such year, and the maximum opportunity shall be equal to 90% of the Base Salary.

5.3.Strategic Bonus Program. Executive shall be eligible to participate in the Iberdrola, S.A. Strategic Bonus Program (the "Program") covering the period from January 1, 2011 through 2013. The Executive's maximum opportunity for the award under the Program shall be decided upon approval of the new Program by the Remuneration Committee of Iberdrola SA and will be set with reference to Executive's level according to the Iberdrola Group classification system. Participation in the Program shall be in lieu of any participation in the Company's Performance Share Plan. Executive shall be eligible to be considered for participation in any incentive compensation program that is a successor to the Program or otherwise covers periods during the Term on or after January 1, 2014.

5.4.Non-qualified Individual Account Balance Deferred Compensation

Arrangement.

(A)

As of the date first mentioned above, Executive will be a participant in the Iberdola USA, Inc. Non-Qualified Individual Account Balance Deferred Compensation Plan (the "Deferred Compensation Plan"). The Company shall make contributions under the Deferred Compensation Plan for the Executive's benefit in an annual amount equal to 10% of the Base Salary.

(B)

In addition, upon execution of this Agreement, the Company shall make a contribution under the Deferred Compensation Plan for the Executive's benefit in the amount of Twenty-Five Thousand Dollars ($25,000).

(C)

Executive shall not be eligible to participate in the Energy East Supplemental Executive Retirement Plan (the "SERP") or the Energy East Excess Plan (the "Excess Plan"), and Executive agrees to, and hereby does, waive, relinquish and forfeit all rights to participation in the SERP and the Excess Plan.

5.5.Amounts Owed Pursuant to Agreement and Release. Executive and the Company acknowledge and agree that the Agreement and Release between Executive and the Company executed on November 25, 2009 shall remain in full force and effect (to the extent not previously satisfied) except as amended herein. Executive and the Company agree that the amount payable to Executive pursuant to Paragraph 2(B) of the Agreement and Release shall be increased by an amount equal to the amount earned by the Central Maine Company Benefit Trust on its investment of $4,074,646.35 in a financial vehicle to be selected by the Company in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Executive's employment hereunder is terminated by the Company for Cause or by Executive without Good Reason and early termination or redemption fees are incurred in connection with the financial vehicle referenced in this Section, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Executive hereunder, provided that the Company shall use reasonable commercial efforts to avoid the imposition of such fees; in any other circumstances, no such early termination or redemption fees may be deducted from the amount otherwise payable to the Executive hereunder. Under no circumstances will any losses with respect to any such investment be passed along to Executive; rather, the Company guarantees that Executive shall receive not less than $4,074,646.35 (subject to any early termination or redemption fees pursuant to the preceding sentence) at the time payment is due.

5.6.Benefit and Long-Term Incentive Plans. The Executive shall continue to be entitled to participate in or receive compensation and/or benefits, as applicable, under all "employee benefit plans" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that Executive shall not be eligible to participate in any compensation plans (except as explicitly referenced in this Agreement) or nonqualified pension benefit plans; and provided further that there shall be no duplication of the compensation and benefits created by this Agreement.

5.7.Expenses. Upon presentation of reasonably adequate

documentation to CMP, the Executive shall receive prompt reimbursement from CMP for all reasonable and customary business expenses incurred by the Executive in accordance with CMP policy in performing services hereunder or prior to the date hereof. In addition, CMP shall pay Executive's reasonable attorneys' fees incurred in connection with the negotiation and drafting of this agreement in an amount not to exceed $5,000.

6.Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company and CMP as a result of incapacity due to physical or mental illness, CMP shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period, until the Executive's employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7.Compensation Related to Termination.

7.1. Termination by the Company Without Cause or by Executive for  Good Reason or by Reason of Executive's Death or Disability. If the Executive's employment shall be terminated during the Term by the Company without Cause, by Executive for Good Reason, or by Reason of Executive's Death or Disability, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of (i) the Base Salary and (ii) an amount equal to Executive's AEIP award for the prior year; (b) amounts payable under the AE1P, the Program, and the Performance Share Plan in accordance with their terms; and (c) all compensation and benefits payable to the Executive through the Date of Termination under any compensation or benefit plan, program or arrangement maintained by the Company or IUMC during such period and in which Executive participated as of the Date of Termination. In addition, following any such termination Executive shall be entitled to receive retiree medical and prescription benefits she would have been entitled to receive had she completed thirty years of service as of such Date of Termination.

7.2. Termination by the Company for Cause; Termination by Executive Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by Executive without Good Reason, CMP shall pay (a) the Executive's Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or CMP during such period and in which Executive participated as of the Date of Termination.

7.3.No Further Liability; Release. Other than providing the

compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination. Executive must return the release not later than sixty days after the Date of Termination in order to be eligible to receive any payment hereunder.

8.Termination Procedures.

8.1.Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

8.2.Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by her death, the date of her death; (ii) if the Executive's employment is terminated by reason of her Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the fulltime performance of the Executive's duties during such thirty (30) day period); and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days (except in the case of a termination without Cause, in which event such date shall be no more than ninety days) from the date such Notice of Termination is given.

9.Confidentiality.

9.1.Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by the Company, CMP, or any of their subsidiaries or affiliates and not generally known or available in the marketplace, and to which Executive gains access in connection with her position as an employee of the Company, CMP, or any of their subsidiaries or affiliates.

9.2.Except as permitted by the Company upon its prior written consent, Executive shall not, during the Term and for one year after the termination of Executive's employment hereunder, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of the Company, CMP, or any of their subsidiaries or affiliates with respect to products or services which of the Company, CMP, or any of their subsidiaries or affiliates is then producing or providing within such Restricted Territory (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for Executive to be employed by, or rendered services to, a Competitor if Executive renders those services only in lines of business of the Competitor that are not directly competitive with a primary line of business of the Company, CMP, or any of their subsidiaries or affiliates or are outside of the Restricted Territory. For purposes of this Section 9.2, the "Restricted Territory" shall be the states and/or commonwealths of Connecticut, New York, Massachusetts, and Maine.

10.Successors; Binding Agreement.

10.1. In addition to any obligations imposed by law upon any successor to the Company or CMP, the Company or CMP will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or CMP, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or CMP would be required to perform it if no such succession had taken place.

10.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

11.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company and CMP:

Iberdrola USA, Inc.

Central Maine Power Company

18 Link Drive, P.O. Box 5224

Binghamton, New York 13902-5224

Attention: Vice President Human Resources

With a copy to:

Robert N. Holtzman, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas New York, New York 10036

To the Executive:

Sara Burns

189 Benson Road

Manchester, Maine 04351

With a copy to:

Wayne N. Outten, Esq. Outten & Golden LLP 3 Park Avenue, 29th Floor New York, New York 10016

12.Miscellaneous.

12.1. The Executive and CMP hereby agree that the Employment Agreement dated as of June 14, 1999 (the "Prior Agreement") is null, void, and of no further force and effect, and that neither the Executive nor CMP has any rights or obligations under the Prior Agreement, except that Sections 7.4, 7.5, and 7.6 (in the latter case, to the extent related to a claim arising under Section 7.4 of the Agreement) shall continue in full force and effect. The Parties further agree that the Employment Agreement dated as of November 24, 2009 is superseded as of January 1, 2012 in all respects by this Agreement.

12.2. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, CMP or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

12.3. References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of CMP if maintained for the benefit of the Company's executives or employees of CMP.

12.4. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

12.5. his Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including but not limited to the Prior Agreement, except as specifically referenced herein.

13.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise related to the Executive's employment by CMP or affiliation with the Company shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator shall award attorneys' fees and costs to the prevailing party in any such arbitration proceeding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

15.Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)	"Base Salary" shall have the meaning stated in Section 5.1 hereof.
(B)	"Board" shall mean the Board of Directors of the Company.

(C)"Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company and CMP (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or Executive's resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies in reasonable detail the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, and Executive's failure to cure such failure within fifteen (15) days of the delivery of such written demand, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

(D)	"Company" shall mean Iberdrola USA, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(E)	"Date of Termination" shall have the meaning stated in Section 8.2 hereof.

(F)"Disability" shall be deemed the reason for the termination by the Company of the Executive's employment if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company and CMP for a period of at least four months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(G)	"Executive" shall mean the individual named in the first paragraph of this Agreement.

(H)"Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)

the removal from Executive of her title of President of CMP, provided that CMP may assign that title to another individual, and remove such title from Executive, during a transition period not to exceed two months; or

(b)

the assignment to Executive of duties, responsibilities, or authorities inconsistent with, or failure (other than during a transition period not to exceed two months) to assign to Executive duties, responsibilities, or authorities consistent with, her status as a member of the Company's senior management team; or

(c)	the Company or CMP requires Executive, without her consent, to move her principal office to a location more than fifty (50) miles from the location of her principal office on the date hereof; or
(d)	a material breach by the Company or CMP of any of its obligations to Executive under this Agreement.

Provided, however, that Good Reason shall not exist unless the Executive shall have provided written notice to the Company and CMP identifying in reasonable detail the conduct alleged to constitute Good Reason and such Good Reason is not cured within fifteen (15) days of the delivery of such written notice.

(I)"Notice of Termination" shall have the meaning stated in Section 8.1 hereof.

(J)"Term" shall have the meaning stated in Section 3 hereof.

16.Section 409A of the Code. It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder ("Section 409A"), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and shall indemnify and hold the Company (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) and is not "disabled" within the meaning of Section 409A(a)(2)(C), no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive's "separation from service" (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive's date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be "deferred compensation" subject to Section 409A, references to "termination of employment" (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

IBERDROLA USA, INC.

By:	/s/ Robert D. Kump
Name:	Robert D. Kump
Title:	Chief Executive Officer

CENTRAL MAINE POWER COMPANY

By:	/s/ Robert D. Kump
Name:	Robert D. Kump

EXECUTIVE

By:	/s/ Sara J. Burns
Name:	Sara J. Burns